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                                    EXHIBIT 2

                                                                   HCR ManorCare
333 N. Summit Street
P.O. Box 10086
Toledo, Ohio 43699-0086
(419) 252-5500

                          VIA FAX & OVERNIGHT DELIVERY

January 18, 2000

Mr. Ira Gubernick
Vice President, Chairman's Office
     and Corporate Secretary
Genesis Health Ventures, Inc.
101 East State Street
Kennett Square, PA  19348

                  Re: Series G Preferred Stockholders' Meeting

Dear Ira:

         In accordance with the Certificate of Designation of Series G Cumulative Convertible Preferred Stock and your letter of January 12, Manor Care of America, Inc. and ManorCare Health Services, Inc. designate Pier Borra and Steve Powers as their nominees for election to the Genesis board of directors at the special meeting of the Series G stockholders. Biographical information for both nominees is enclosed.

         Thank you for your attention to this matter.



                                       Very truly yours,


                                       /s/ Jeff Bixler
                                       ---------------
                                       R. Jeffrey Bixler
                                       General Counsel to
                                       Manor Care of America, Inc.
                                       and ManorCare Health Services, Inc.

RJB/cla
Enclosure

cc:  Paul Ormond